EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in connection with the Annual Report on Form 10-K of Mod Hospitality Inc. f/k/a PSPP Holdings, Inc. and Subsidiaries, of our report dated April 15, 2009 to the consolidated financial statements of Mod Hospitality Inc. f/k/a PSPP Holdings, Inc. and Subsidiaries as of December 31, 2008 and 2007.

/s/ Conner & Associates, PC
Conner & Associates, PC
Certified Public Accountants
Newtown, Pennsylvania
April 15, 2009